EXHIBIT 10.1

WOLVERINE BANK
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) by and between Wolverine Bank with its principal offices located at 5710 Eastman Avenue, Midland, Michigan, 48640 (the “Bank”) and David H. Dunn (“Executive”) is hereby entered into effective as of July 1, 2011 (the “Effective Date”).  Any reference herein to the “Company” shall mean Wolverine Bancorp, Inc., the parent holding company of the Bank.

WITNESSETH:

WHEREAS, the Executive is currently employed as President and Chief Executive Officer of the Bank pursuant to an amended and restated employment agreement between the Bank and the Executive entered into as of January 19, 2011 (the “Prior Agreement”);

WHEREAS, the Executive and the Bank desire to amend and restate the Prior Agreement in order to clarify certain provisions of the Prior Agreement; and

WHEREAS, the Executive has agreed to such changes.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Bank and the Executive hereby agree as follows:

1.           Employment. The Bank employs Executive as President and Chief Executive Officer, and Executive accepts such employment, subject to the terms and conditions set forth in this Agreement.  Executive also agrees to serve, if appointed or elected, as a member of the Board of Directors (the “Board”) of the Bank or the Company, and as an officer and/or director of any subsidiary or affiliate of the Bank or the Company.

2.           Term and Annual Renewal.

(a)           The term of this Agreement will begin as of the Effective Date and will continue for thirty-six (36) full calendar months thereafter.  Commencing on the first anniversary date of the Effective Date of this Agreement (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, a majority of the members of the Board who are not executive officers of the Bank (the “Disinterested Directors”) may extend the term of this Agreement for an additional year such that the remaining term shall be thirty-six (36) months, unless written notice of non-renewal is provided to Executive at least fifteen (15) days prior to any such Anniversary Date, in which case the term of this Agreement will become fixed and will terminate at the end of the twelve (12) months following such Anniversary Date.  Prior to each Anniversary Date, the members of the Board who are not executive officers of the Bank will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement (the “Performance Review”), and the results thereof will be included in the minutes of the Board’s meeting.  Notwithstanding the foregoing, in the event that at any time prior to the Anniversary Date the Company or the Bank has entered into an agreement to effect a transaction which would be considered a Change in Control under Section 10(a) hereof, then the Disinterested Directors may, after conducting a Performance Review, extend the term of this Agreement so that it shall terminate thirty-six (36) months following the date on which the Change in Control occurs.

(b)           Continued Employment Following Expiration of Term.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

3.           Duties. Employer shall employ the Executive to be the President and Chief Executive Officer of the Employer and as such, Executive shall perform services the same as, or generally consistent with, the services generally and customarily performed by a President and Chief Executive Officer. Executive shall, subject at all times to the control of the Board of Directors of the Employer, supervise and control all of the business and affairs of the Employer and shall have authority, unless determined otherwise by the Board of Directors and if not prohibited by Employer’s Articles of Incorporation or its Bylaws, to perform all acts, execute and deliver all documents related to the Employer, and take all steps Executive may deem necessary or desirable to effectuate the actions and policies of the Board of Directors of the Employer.

4.           Extent of Service. Executive shall devote Executive’s full business time, attention and energies, as well as Executive’s best talents and abilities, to the business of the Bank in accordance with Bank’s instructions and directions and shall not, during the term of this Agreement, be engaged in any other employment for any other employer.

5.           Compensation.

(a)           Base Salary.  The Bank agrees to pay Executive an annual salary (“Base Salary”) of $210,000 per year from the Effective Date, less required tax withholding, payable according to the Bank’s regular pay practices, with subsequent Base Salary increases, if any, based on a review by the Bank’s Board of Directors.  The Base Salary will be paid to the Executive in accordance with the Bank’s usual and customary payroll practices applicable to its executives generally.

(b)           Bonuses.  The Bank may, annually, in its discretion after a review by the Bank of Executive’s performance for the year under review, pay the Executive a bonus in addition to the Executive’s Base Salary. The payment of a bonus is not required under the terms of this provision of the Agreement, but if a bonus is awarded to the Executive, the payment thereof shall be made within sixty (60) days of the determination to award a bonus. The bonus payment, if any, shall not be construed as an increase in Executive’s Base Salary.

6.           Executive Benefits.

(a)           Benefit Plans.  Executive shall be entitled to participate in any life insurance, disability, medical, hospital, health or dental insurance, or other bonus, incentive, profit sharing, stock option, retirement or other executive benefit plans of the employer, whether contributory or non-contributory, as may from time to time be uniformly maintained by the Bank for its salaried executives during the term of employment under this Agreement.

(b)           Expenses.  The Bank will reimburse Executive for all reasonable and necessary business expenses incurred by him in the performance of his duties under this Agreement in accordance with the Bank’s policies upon the presentation by Executive to the Bank, from time to time, of an itemized account of such expenditures, including receipts where appropriate.  Such reimbursements shall be paid promptly by the Bank and in any event not later than March 15 of the year immediately following the end of the calendar year in which the Executive incurred such expense.

(c)           Automobile.  The Bank shall provide the Executive with an automobile and reimburse Executive for substantiated expenses for the automobile.  Executive shall comply with reasonable reporting and expense limitations on the use of such automobile as may be established by the Bank from time to time, and the Bank shall annually include on Executive’s Form W-2 any amount of income attributable to Executive’s personal use of such automobile.  Such reimbursements shall be paid promptly by the Bank and in any event not later than March 15 of the year immediately following the end of the calendar year in which the Executive incurred such expense.

(d)           Country Club.  The Bank shall provide Executive with membership in the Midland Country Club and will reimburse Executive for substantiated business expenses related to such membership.  Such reimbursements shall be paid promptly by the Bank and in any event not later than March 15 of the year immediately following the end of the calendar year in which the Executive incurred such expense.

7.           Termination of Employment. Subject to the continuing obligations of the parties set forth in this Agreement, the Executive’s employment with the Bank may be terminated during the term of this Agreement in any of the following ways:

(a)           Termination Upon Death or Disability.  Executive’s death or disability will terminate this Agreement. For purposes of this Agreement “disability” shall be defined as the Executive being unable to perform (in the judgment of the Bank evidenced by a resolution adopted in good faith by a majority of its Board of Directors) any substantial duty to the Bank as set forth in Sections 3 and 4 of this Agreement, by reason of illness, disability, incapacity or other inability, for a period of more than six (6) months.

(b)           Mutual Agreement.  Upon the mutual agreement of the Bank and Executive.

(c)           Termination for Cause.  The Bank shall have the right to terminate the Executive and this Agreement at any time for “Cause.” Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(i)           personal dishonesty;

(ii)           incompetence;

(iii)           willful misconduct;

(iv)           breach of fiduciary duty involving personal profit;

(v)           intentional failure to perform stated duties under this Agreement;

(vi)           willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or any violation of a final cease-and-desist order; or

(vii)           material breach by Executive of any provision of this Agreement.

(d)           Termination without Cause.  By the Bank without Cause provided the Bank shall give Executive thirty (30) days advance written notice of the Executive’s termination.

(e)           Termination with Good Reason.  The Executive shall have the right to terminate his employment under this Agreement with Good Reason within sixty (60) days of the occurrence of the event giving rise to such Good Reason; provided, however, the Executive must provide the Bank with written notice of such Good Reason and provide the Bank a period of at least thirty (30) days to cure the event giving rise to Good Reason. For purposes of this Agreement, the term “Good Reason” means:

(i)           A material diminution in the Executive’s Base Salary; or

(ii)           A material diminution in the Executive’s authority, duties or responsibilities under this Agreement; or

(iii)           A material change in the geographic location at which the Executive must perform services under this Agreement; or

(iv)           Any other action or inaction that constitutes a material breach by the Bank of this Agreement.

(f)           Termination without Good Reason.  Executive may terminate this Agreement without Good Reason provided Executive provides the Bank with a ninety (90) day advance written notice of such termination.

8.           Termination Without Cause or Termination With Good Reason. In the event the Bank terminates Executive’s employment without Cause under Section 7(d) above or the Executive terminates his employment for Good Reason under Section 7(e) above, the Bank shall do the following:

(a)           Continue Executive’s then Base Salary, minus appropriate withholdings, which shall include, without limitation, FICA and federal, state and local taxes (‘‘Base Salary Payment”), for a period of thirty-six (36) months following such termination, with such payments made on the same day or days of the month that such payments were made prior to termination of employment in the ordinary course. Thereafter, the Bank shall not be responsible to the Executive for any additional Base Salary Payment. The Bank’s obligation to pay the Base Salary Payments shall be conditioned upon: (i) Executive executing a Separation and Release Agreement in the form approved by the Board; and (ii) Executive compliance with all the obligations set forth in Section 11 of this Agreement.

In the event the Executive becomes employed by a third party or by the Bank at any time within the thirty-six (36) month period referenced in this Section 8 of this Agreement and if the salary received by the Executive from the third party or from the Bank is equal to or greater than Executive’s then Base Salary Payment, the Base Salary Payments shall terminate. If, however, the compensation received by the Executive from the third party or from the Bank is less than the then Base Salary Payment, the Bank shall pay to the Executive the difference between the Base Salary Payment and the compensation received from the third party, less appropriate withholdings, which shall include, without limitation FICA and federal, state and local taxes.  During the period of time the Bank pays any remaining portion of Executive’s Base Salary Payment, the Bank reserves, upon reasonable notice to the Executive and for reasonable periods of time, the right to call upon the Executive for consultation and advice regarding the Bank’s business. It is further understood between the parties that, unless Executive is employed by the Bank, any Base Salary Payment or portion of Base Salary Payment that Executive may receive during this period of time shall not be counted toward any accrual of any pension, deferred compensation and/or annuity plans that Executive is or may be entitled to.

(b)           So long as the Executive is being paid all or a remaining portion of the Base Salary Payment, the Bank, if allowable under applicable law, shall provide the Executive:

(i)           with a cash payment equal to the amount of benefits that would have accrued on the Executive’s behalf under the employee stock ownership plan and 401(k) Plan (with the amount of benefits determined by reference to the benefits accrued on his behalf under such retirement programs during the twelve months preceding his termination of employment), with such amounts paid to the Executive at the same time the amounts would otherwise be accrued under the 401(k) Plan and ESOP; and

(ii)           with life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination; and

(iii)           with continued vesting in any stock option or restricted stock award previously granted to the Executive, notwithstanding the terms of any stock option or restricted stock award agreement or equity incentive plan.

9.           Termination and Board Membership.  To the extent Executive is a member of the Board on the date of termination of employment with the Bank (other than a termination in connection with a Change in Control), Executive will resign from the Board immediately following such termination of employment with the Bank.  Executive will be obligated to tender this resignation regardless of the method or manner of termination (other than termination in connection with a Change in Control), and such resignation will not be conditioned upon any event or payment.

10.           Termination in Connection with a Change in Control.

(a)           Change in Control Defined.  For purposes of this Agreement, a “Change in Control” shall mean a change in control as defined under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and includes any of the following events:

(i)           Merger:  The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)           Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 30% or more of a class of the Company’s or the Bank’s voting securities;

(iii)           Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is nominated by the board by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)           Sale of Assets:  The Company or the Bank sells to a third party all or substantially all of its assets.

For all purposes hereunder, the definition of “Change in Control” shall be interpreted consistent with Section 409A of the Code and the regulations thereunder.

(b)           Termination Without Cause or Termination With Good Reason Following a Change in Control.  If within the period ending one year after a Change in Control, (i) the Bank terminates Executive’s employment Without Cause, or (ii) Executive voluntarily terminates his employment with Good Reason, the Bank will, within ten (10) calendar days of the termination of Executive’s employment, make a lump-sum cash payment to Executive equal to the sum of:

(i)           three times the Executive’s current Base Salary; and

(ii)           three times the amount of benefits that accrued on the Executive’s behalf under the employee stock ownership plan and 401(k) Plan (with the amount of benefits determined by reference to the benefits accrued on his behalf under such retirement programs during the twelve (12) months preceding his termination of employment); and

(iii)           the Bank will cause to be continued for a period of three (3) years following such termination, life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination, at no cost to the Executive, provided, however, that if earlier, such medical and dental coverage shall cease on the date Executive becomes eligible for Medicare coverage unless Executive is covered by family coverage or coverage for self and a spouse, in which case Executive’s family or spouse shall continue to be covered for the remainder of the three (3) year period; and

(iv)           the Executive shall receive three years of vesting credit under any stock option or restricted stock award granted to the Executive notwithstanding the terms of any stock option or restricted stock award agreement or equity incentive plan.

Notwithstanding anything herein to the contrary, in the event a benefit is payable under this Section 10(b), no benefit will be payable under Section 8 of this Agreement.

(c)           280G Cutback.  Notwithstanding Section 10(b) above, in no event shall the aggregate payments or benefits to be made or afforded to Executive (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) or any successor thereto, and to avoid such a result, the cash severance will be reduced by the minimum extent necessary in order for the value of the Termination Benefits to equal one dollar ($1.00) less than three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code.

11.           Nondisclosure/Non-Competition and Non-Solicitation by Executive.

(a)           Nondisclosure/Confidential Information. Executive acknowledges and agrees that certain information obtained while employed by the Bank is confidential, and, is important to the Bank and to the effective operation of the Bank’s business. Executive, therefore, agrees that while employed by the Bank, and at any time afterwards, he will make no disclosure of any kind, directly or indirectly, concerning any confidential information relating to the Bank, Company or any of their activities.

(b)           Non-Competition. Executive further agrees that at all times while the Executive is employed by the Bank and during that period of time when Executive is receiving a Base Salary Payment from the Bank and for a period of or thirty-six (36) months after the termination of his employment or the expiration of this Agreement, whichever is later, Executive shall not, directly or indirectly, or individually or together with any other person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, executive, manager, agent, representative, independent contractor, consultant or otherwise, engage or participate in any business that is in competition in any manner with the business of the Bank in any county in which the Bank has an office, without the written permission of the Chairperson of the Board of Directors.  Notwithstanding the foregoing, Sections 11(b) and 11(c) shall not be applicable in the event of a termination of employment within 12 months following a Change in Control.

(c)           Non-Solicitation. The Executive hereby understands, acknowledges and agrees that, by virtue of his position with the Bank, the Executive has and will have advantageous familiarity and personal contacts with the customers, wherever located, of the Bank and has and will have advantageous familiarity with the business, operations and affairs of the Bank. In addition, the Executive understands, acknowledges and agrees that the business of the Bank is highly competitive. Accordingly, at all times while the Executive is employed by the Bank and during that period of time when Executive is receiving a Base Salary Payment from the Bank and for a period of thirty-six (36) months after the termination of his employment or the expiration of this Agreement, whichever is later, the Executive shall not, directly or indirectly, or individually or together with any other person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, executive, manager, agent, representative, independent contractor, consultant or otherwise:

(i)           Solicit in any manner, seek to obtain or service any business of any person who is or was a customer or an active prospective customer of the Bank during the one-year period prior to the termination of Executive’s employment; or

(ii)           Request or advise any customer, supplier, vendor or others who were doing business with the Bank during the one-year period prior to the termination of Executive’s employment, or any other person, to terminate, reduce, limit or change their business or relationship with the Bank; or

(iii)           Induce, request or attempt to influence any executive of the Bank who was employed by the Bank during the two-year period prior to the termination of Executive’s employment, to terminate his or her employment with the Bank.

(d)           Remedies.  Executive acknowledges and agrees that his obligations under this Section 11 are of a special and unique nature and that a failure to perform any such obligation or a violation of any such obligation would cause irreparable harm to the Bank, the amount of which cannot be accurately compensated for in damages by an action at law. In the event of a breach by the Executive of any of the provisions of this Section 11, the Bank shall be entitled to an injunction restraining the Executive from such breach.  Nothing in this Section shall be construed as prohibiting the Bank from pursuing any other remedies available for any breach of this Agreement.

(e)           Enforceability. Notwithstanding the foregoing, in the event that any provision of this Section is found by a court of competent Jurisdiction to exceed the time, geographic or other restrictions permitted by applicable law, then such court will have the power to reduce, limit or reform (but not to increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision will then be enforceable against the Executive in its reduced, limited or reformed manner. In addition, the parties agree that in the event that any of the provisions of this Section are determined to be invalid, illegal, or unenforceable they will be severable in accordance with Section 20.

12.            Required Regulatory Provisions.

(a)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, the

Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed in appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

(b)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)           If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1818(x)(1)) of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Director of the OTS or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)           Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(f)           Notwithstanding anything else in this Agreement, Executive’s employment shall not be deemed to have been terminated unless and until the Executive has a Separation from Service within the meaning of Section 409A of the Code.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will be less than 50% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).  If Executive is a “Specified Employee,” as defined in Code Section 409A and any payment to be made under this Agreement shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

13.           Survival of Certain Provisions. Upon any termination of the Executive’s employment with the Bank or the termination of this Agreement, other than within 12 months following a Change in Control, the Executive and Bank hereby expressly agree that the provisions of Section 11 of this Agreement will continue to be in full force and effect and binding upon the Executive in accordance with the provisions of Section 11.

14.           Additional Terms. Additional terms and conditions of Executive’s employment with the Bank may be agreed upon and must be in writing and signed by Executive and the Chairperson of the Board; provided, however, that such additional terms and conditions as may be agreed to shall not modify the terms and conditions herein unless specifically referenced as a modification of an existing term or condition.

15.           Notices. Any notice given under this Agreement to either party shall be made in writing. Any such notice shall be deemed to be given when mailed to any such party by registered or certified mail, postage prepaid, addressed to the respective addresses set forth below, or at such other addresses as such party may designate (by written notice given to the other party) as their respective address for purposes of notice:

Executive:	At the Executive’s home address
as maintained in the records of the Bank

The Bank:	Chair of the Board
Wolverine Bank
5710 Eastman Avenue
Midland, Michigan 48640

16.           Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

17.           Assignment. The rights and obligations of the Bank under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Bank, but the Bank shall not assign this Agreement without Executive’s prior written consent, which consent shall not be unreasonably withheld. The rights and obligations of Executive under this Agreement shall inure to the benefit of the Executive only and may not be assigned to any successors or assigns of the Executive.

18.           Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions of it.

19.           Interpretation/Governing Law/Dispute.  This Agreement shall be governed by the laws of the State of Michigan but only to the extent not superseded by federal law.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for

the Resolution of Employment Disputes (“National Rules”) then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

20.           Severability. If a court of competent jurisdiction determines that any one or more of the provisions of this Agreement is invalid, illegal or unenforceable in any respect, such determination shall not affect the validity, legality or enforceability of any other provision of this Agreement.

21.           Entire Agreement; Modifications. This Agreement contains the entire agreement of the parties and no previous representations, inducements, promises, or agreements, oral or otherwise, shall be of any force or effect, including the Prior Agreement. No change or modification of this Agreement shall be valid unless in writing and signed by the party against whom such change or modification is sought to be enforced; provided, however, that if the Company or Bank determines, after a review of the regulations and guidance issued under The Patient Protection and Affordable Care Act, or similar laws, and all applicable IRS guidance, that this Agreement should be amended to avoid triggering the tax penalties or other restrictions imposed by continuing insurance coverage following a termination of employment (the “Insurance Restrictions”), the Company and Bank may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by the Insurance Restrictions.

In Witness Whereof, the parties have executed this Agreement effective as of the Effective Date.

	WOLVERINE BANK		EXECUTIVE

By:	/s/ Richard M. Reynolds	By:	/s/ David H. Dunn
	Chairman of the Board of Directors		David H. Dunn
President and Chief Executive Officer

Dated July 1, 2011